SETTLEMENT AGREEMENT

Dated: December 9, 2005

By and between:

The Otto Law Group, PLLC (“Otto Law”)
601 Union Street
Suite 4500
Seattle, WA 98101

-and-

SinoFresh HealthCare, Inc. (“SinoFresh”)
516 Paul Morris Drive
Englewood, FL 34223

(referred to herein collectively as the “Parties”)

WHEREAS, Otto Law has previously provided certain bona fide legal services to SinoFresh;

WHEREAS, payment and or other obligations by SinoFresh in exchange for such services have not yet been satisfied;

WHEREAS, the remaining balance owed to Otto Law is $100,000.00;

WHEREAS, it is the desire of both parties to resolve all obligations to each other;

NOW THEREFORE, for consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree to the following terms of this Settlement Agreement (the “Agreement”):

1. Form of Payment. SinoFresh will satisfy the remaining amount due to Otto Law through a payment of $100,000. The form of payment will be made at the discretion of SinoFresh and will be limited to a combination of cash and/or the issuance of the equivalent cash value in shares of free trading, unrestricted common stock to David Otto registered pursuant to Form S-8.

1.1 Payment will be made in 10 equal monthly installments beginning on January 1, 2006 and shall be made no later than the first day of each calendar month thereafter pursuant to Schedule A, attached hereto. If paid in stock, the shares of common stock will be issued pursuant to Form S-8.

    1.2 If payment is made in the form of stock, the number of shares issued will represent the number of shares equating to $10,000.00 (1/10th of $100,000) divided by the closing market price on the date of issuance.

1.3 SinoFresh will be responsible for the costs and fees associated with the filing of Form S-8 and delivering the shares of common stock to Otto Law.

2. Release of Obligations. Otto Law agrees to accept the $100,000.00 payment arrangement from SinoFresh and acknowledges that upon payment of cash and/or issuance of all necessary shares required to retire the agreed upon balance, the SinoFresh account is paid in full and no other obligations are due and owing.

3. Engagement of Otto Law. Both parties acknowledge that Otto Law is not engaged at this time to provide any future services to SinoFresh and that future services may be rendered pursuant to a new formal engagement agreement.

4. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and assigns.

5. Successors and Assigns. No party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written consent of all other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

6. Notices. All notices, requests, demands, claims, consents and other communications required or permitted under this Agreement shall be in writing. Any notice, request, demand, claim, communication or consent under this Agreement shall be deemed duly given if (and shall be effective two business days after) it is sent by certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Otto Law:	The Otto Law Group 601 Union Street, Suite 4500 Seattle, WA 98101 Attention: David M. Otto
If to SinoFresh:	SinoFresh HealthCare, Inc. 516 Paul Morris Drive Englewood, FL 34223 Attention: Charles Fust

7. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington. Additionally, both parties agree that venue shall lie in U.S. District Court for the Western District of Washington at Seattle and further that both parties submit to jurisdiction in the State of Washington.

8. Amendments and Waivers. This Agreement may be amended or waived only in writing signed by the party against which enforcement of the amendment or waiver is sought.

9. Severability. Any term or provision of this Agreement that is found to be invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of its remaining terms and provisions or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

12. Incorporation of Schedules. The Schedules referred to in and/or attached to this Agreement are incorporated in this Agreement by this reference.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same document. This Agreement may be executed by facsimile.

14. Entire Agreement. This Agreement (including the Schedules referred to in and/or attached to this Agreement) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral to the extent they relate in any way to the subject matter of this Agreement.

[NEXT PAGE IS A SIGNATURE PAGE]

I agree to the above settlement and represent that I have the authority to execute this agreement:

Otto Law Group, PLLC    SinoFresh HealthCare, Inc.
By: ________________________   By: ________________________

Name: ______________________   Name: ______________________

Title: _______________________   Title: _______________________

Date:________________________   Date:________________________

SCHEDULE A

Payment Schedule

Date	Amount Due

January 1, 2006	$10,000.00

February 1, 2006	$10,000.00

March 1, 2006	$10,000.00

April 1, 2006	$10,000.00

May 1, 2006	$10,000.00

June 1, 2006	$10,000.00

July 1, 2006	$10,000.00

August 1, 2006	$10,000.00

September 1, 2006	$10,000.00

October 1, 2006	$10,000.00